EXHIBIT 99.1

PRESS RELEASE
For immediate release
Contact: Bryna Butler, (740) 578-3400, E-mail: bsbutler@ovbc.com

Ed Roberts Joins OVBC & OVB Boards

GALLIPOLIS, Ohio — Chairman and CEO Thomas E. Wiseman announces that Ed was elected to the Boards of Directors of Ohio Valley Banc Corp. [Nasdaq: OVBC] and Ohio Valley Bank during the board meeting held August 17. His tenure will begin September 1.

Wiseman commented, “We are extremely fortunate to have Mr. Roberts accept our invitation to join the boards of OVB and OVBC. Ed is a prominent business man in Pike County where OVB has enjoyed much success over the years. His talents and experiences will strengthen our board and further our Community First mission.”

Roberts is co-owner of OakBridge Financial Partners, LLC, and a financial advisor with LPL Financial. His business and investment security experience spans 21 years. His firm has locations in Waverly and Chillicothe, Ohio. He holds series 7 and 63 securities registrations and is a state registered Investment Advisory Representative through LPL Financial. He is licensed in Ohio life and health insurance and is a real estate investor with experience in both commercial and residential markets. His working knowledge and acumen with local retirement planning and post-retirement investment portfolios propelled him to be ranked in the top 9% of all advisors at LPL Financial.

Roberts will be filling the seats left by Harold Howe who retired from both boards in May 2021.

A native of Pike County, Ohio, Roberts is a graduate of Waverly High School and holds a bachelor’s degree in business administration from Shawnee State University. In his community, he is a member of the village of Waverly planning commission and a former member of Kiwanis.

Roberts and wife, Sarah, reside in Pike County with their two children: Gavin and Mallory.

Ohio Valley Banc Corp. common stock is traded on The NASDAQ Global Market under the symbol OVBC. The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio. The newest location, Ohio Valley Bank’s highly-anticipated Point Pleasant North Office, opened earlier this week. Learn more about Ohio Valley Banc Corp. at www.ovbc.com.